Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of October 8, 2024 (the “Effective Date”), by and between those certain entities listed as “Seller” on Schedule 1 (collectively, the “Seller”), and those certain entities listed as “Purchaser” on Schedule 1 (collectively, the “Purchaser,” and together with the Seller, the “Parties” or individually a “Party”).

R E C I T A L S

A. Seller is the owner of the real property more particularly described on Schedule 1(a)-(h) attached hereto and the improvements thereon (individually and collectively, the “Real Property”).

B. Seller leases the Real Property to RC TIER Properties, L.L.C., a Missouri limited liability company (the “Master Tenant”), pursuant to that certain Master Lease dated September 28, 2018 by and between Seller, as landlord, and Master Tenant, as tenant (as amended, the “Lease”).

C. Master Tenant subleases the Property to and the Property is operated by those certain entities listed as “Operator” on Schedule 1 pursuant to those certain Sublease Agreements dated September 28, 2018 by and between Master Tenant, as sublandlord, and Operator as subtenant (collectively, as amended, the “Sublease”);

D. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property (as defined below) in accordance with the terms and conditions contained in this Agreement (the “Transaction”).

E. The Parties are interested in documenting the terms and conditions on which the Transaction will occur.

F. Capitalized terms used in the foregoing recitals and not otherwise defined therein shall have the meanings ascribed to them in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Agreement to Purchase and Sell.

(a) Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser agrees to buy and accept from Seller, all of Seller’s right, title and interest in and to the following assets (collectively, the “Property”) on the terms and conditions and for the purchase price hereinafter set forth:

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(i) The Real Property;

(ii) The vehicles, if any, and furniture, fixtures and equipment owned by Seller and located at the Real Property, if any, but specifically excluding the Excluded Property (as defined below) (the “Personal Property”);

(iii) Any and all transferrable licenses and permits related to the ownership (as compared to the operation) of the Real Property (the “Licenses and Permits”); and

(iv) Seller’s interest in the Lease and Sublease, and any and all guaranties thereof, letters of credit and security deposits made thereunder.

(b) For the avoidance of doubt, the Property being conveyed by Seller does not include any of the following (the “Excluded Property”):

(i) Any items of inventory, tangible and intangible personal property which are owned or leased (from parties other than Seller) by the Operator and used in connection with the operation of the Real Property.

(ii) All accounts and notes receivable of Seller;

(iii) All cash, cash equivalents, prepaid taxes and expenses and bank account balances;

(iv) All corporate minute books and stock transfer records of Seller; and

(v) Any income or franchise tax refunds which are due and owing to Seller with respect to the ownership or leasing of the Property.

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) is Eighty-Seven Million Five Hundred Thousand and No/100 Dollars ($87,500,000.00). The Purchase Price shall be allocated in the manner set forth on Schedule 2, which allocations shall be agreed to by the Parties and shall be solely applicable to the real estate assets included in the Real Property. No more than ten percent (10%) of the Purchase Price shall be allocated to the Licenses and Permits or any other intangible assets which Purchaser may acquire from Seller. To the extent the Parties cannot agree, the Parties may use their own valuations, provided that (i) the value for any personal property to be conveyed to Purchaser does not exceed the limit set forth above, and (ii) each party shall be responsible for the consequence of any such individual valuation.

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3. Payment of Purchase Price. The Purchase Price shall be payable as follows:

(a) Within five (5) Business Days (as defined below) following the Effective Date, Purchaser shall make an initial deposit by wire transfer of immediately available funds in the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Deposit”) with Chicago Title Insurance Company (the “Escrow Agent”). The Deposit shall be deposited by Escrow Agent and maintained and/or disbursed in accordance with the terms of this Agreement. The Deposit will be fully refundable during the Due Diligence Period (as defined below). In the event Purchaser elects to terminate this Agreement prior to the Due Diligence Expiration Date (as defined below), then the Deposit shall be returned to Purchaser by the Escrow Agent within three (3) Business Day following Escrow Agent’s receipt of notice from Purchaser of its election to terminate this Agreement, after which neither Party shall have any further rights or obligations hereunder, other than those rights and obligations, if any, which specifically survive termination of this Agreement. In the event Purchaser does not elect to terminate this Agreement prior to the Due Diligence Expiration Date, then the Deposit shall be non-refundable, except if the Closing fails to occur due to (i) a default by Seller, (ii) an event of condemnation occurs consistent with Section 12 herein, or (iii) an event of casualty occurs consistent with Section 13 herein, in which case the provisions of Section 3(c) shall control and shall be applied against the Purchase Price at Closing.

(b) The Purchase Price shall be paid by wire transfer of immediately available funds at Closing.

(c) If, following the Due Diligence Expiration Date, the Closing does not occur due to a breach of, or default under, this Agreement by Purchaser or its designee, which is not cured within ten (10) days after Seller’s delivery of written notice to Purchaser setting forth in reasonable detail the nature of such breach or default, then Seller may, as Seller’s sole remedy hereunder for such breach or default, terminate this Agreement and retain the Deposit, as liquidated damages, in which case, neither Party shall have any further rights, duties or obligations under this Agreement except for those rights and obligations, if any, which expressly survive termination of this Agreement. Notwithstanding the foregoing, Seller shall not be required to give Purchaser notice and an opportunity to cure in the event of a default by Purchaser in its obligations under Section 7(c) hereof. IN THE EVENT SELLER IS ENTITLED TO RETAIN THE DEPOSIT PURSUANT TO THE FOREGOING, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A BREACH OR DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES AND DOES NOT CONSTITUTE A PENALTY.

(d) If, following the Due Diligence Expiration Date, the Closing does not occur due to a breach of, or default under, this Agreement by Seller, which is not cured within ten (10) days after Purchaser’s delivery of written notice to Seller setting forth in reasonable detail the nature of such breach or default, then Purchaser may either (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and receive the return of the Deposit (or so much thereof as is then being held by Escrow Agent) and in which event Seller shall reimburse Purchaser for all actual out-of-pocket expenses paid to third parties in connection with Purchaser’s due diligence work in an amount not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), in which case neither Party shall have any further rights, duties or obligations under this Agreement except for those rights and obligations, if any, which expressly survive termination of this Agreement. Purchaser shall be deemed to have elected to terminate this Agreement unless it has commenced an action for specific performance within thirty (30) days after the date on which the Closing fails to occur.

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(e) If, Purchaser has not delivered a timely Termination Notice to Seller pursuant to Section 4(g) below prior to the Due Diligence Expiration Date, and thereafter, the Closing does not occur and the failure to close is not due to either (i) a breach of, or default under, this Agreement by either Seller or Purchaser (which is addressed in Sections 3(c) and 3(d)), or (ii) a casualty or condemnation (which are addressed in Section 12 and Section 13), then this Agreement shall terminate and, unless this Agreement is terminated pursuant to Section 12 or Section 13, Seller shall be entitled to retain the Deposit, except if the failure to close is due to a Seller default under this Agreement in which event Purchaser shall be entitled to retain the Deposit, after which neither Party shall have any further rights or obligations hereunder, other than those rights and obligations, if any, which specifically survive termination of this Agreement.

(f) The Parties hereto covenant and agree that in performing any of its duties under this Agreement, the Escrow Agent shall not be liable for any loss, costs, or damage which it may incur as a result of serving as the Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, the Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. In the event of a dispute between the Parties hereto sufficient in the sole discretion of the Escrow Agent to justify it doing so, the Escrow Agent shall be entitled to tender unto the registry or custody of any court of competent jurisdiction the Deposit, together with such legal pleadings as it deems appropriate, and thereupon be discharged. This Agreement, together with such further instructions, if any, as the Parties shall provide to the Escrow Agent by written agreement executed by both Purchaser and Seller and delivered to Escrow Agent, shall constitute the escrow instructions to the Escrow Agent.

4. Due Diligence Period.

(a) If it has not done so prior to the Effective Date, then within fifteen (15) days after the Effective Date (the “Seller Delivery Period”), Seller shall deliver to Purchaser, copies of those documents and materials listed on Schedule 3 attached hereto and incorporated herein which are designated as “Seller Information” on Schedule 3 to the extent such documents are within Seller’s possession; provided Seller shall use commercially reasonable efforts to obtain from Master Tenant all items Master Tenant is obligated to deliver to Seller as tenant under the terms of the Lease (collectively, “Due Diligence Materials”). Purchaser will request the remainder of the Due Diligence Materials from Operator. Purchaser understands and agrees that (i) Seller only has a limited amount of Due Diligence Materials in its possession, (ii) Seller shall have no obligation to deliver any of the Due Diligence Materials which are not in Seller’s possession (including any items designated as “Key Deliverables” on Schedule 3), and (iii) Seller shall work with the Operator, subject to the limitations set forth in subparagraph (c) below, to secure the Due Diligence Materials not designated as Key Deliverables, but it shall be Purchaser’s obligation to work with the Operator to secure such portion of the Due Diligence Materials if and to the extent Purchaser deems access to them to be necessary for Purchaser to conduct its Due Diligence Investigation (as defined below).

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(b) During the period (the “Due Diligence Period”) commencing on the Effective Date and ending on the forty-fifth (45th) day after the Effective Date (the “Due Diligence Expiration Date”), Purchaser shall have the right to conduct its Due Diligence Investigation of the Property. If Seller fails to deliver the Key Deliverables within fifteen (15) days after the Effective Date, Purchaser may, upon written notice to Seller, extend the Due Diligence Period for one additional extension period of fifteen (15) days.

(c) During the Due Diligence Period, Purchaser and its agents, employees, contractors, and consultants (collectively, the “Purchaser Representatives”) shall have the right to enter and inspect the Property, review the status of title and make such other inspections, feasibility determinations, franchise applications, engineering feasibility assessments, environmental studies, financing arrangements, and/or any other studies of the Property reasonably deemed appropriate by Purchaser to do a detailed inspection of the Property (the “Due Diligence Investigation”), all at Purchaser’s expense and subject to the terms of the Lease; provided, however Purchaser shall not (i) take any samples of materials of any kind from the Property, or (ii) perform any physically invasive procedure at the Property (including a Phase II environmental audit) without, in each case, the prior written consent of Seller, which consent shall not be unreasonably withheld. Purchaser shall order all third-party reports, appraisals, and studies which Purchaser desires to review as part of its Due Diligence Investigation no later than two (2) Business Days after the Effective Date. A minimum of forty-eight (48) hours prior notice shall be required with respect to all site visits, unless otherwise agreed to, at the Property which notice shall include the intended date of entry and a description of the activities to be conducted. All such site visits shall occur during normal business hours, will be conducted in such a manner as to cause as little disruption to residents, employees and business conducted at the Property as possible, shall comply with all COVID standards and protocols in place at the Real Property, and any limitations and/or requirements imposed by Operator related to Purchaser’s access to the employees at the facilities located on the Real Property. Purchaser shall coordinate all site visits to the Property directly with the Seller, and Seller may have a representative present during such site visits and all interviews and communications with Master Tenant or Operator provided that it does not result in a delay of such site visit. Upon Seller’s and/or the Operator’s reasonable determination that Purchaser has violated this Section 4(c), Seller shall have the right, exercisable in its sole and absolute discretion, to limit, restrict or prohibit any further communication between Purchaser and the Operator and/or any further access to the Property.

(d) During the Due Diligence Investigation, Purchaser, and all contractors and others performing tests on Purchaser’s behalf, shall maintain (or cause to be maintained), the following insurance policies from insurance companies having a rating of at least “A-VII” by Best’s Rating Guide (or a comparable rating service): (1) commercial general liability, on an occurrence basis in the amount of $1,000,000 combined single limit/$2,000,000 general aggregate; (2) workers compensation in accordance with statutory requirements; and (3) umbrella insurance in the amount of $2,000,000. The general liability policy and umbrella policy shall name Seller and Operator, as additional insured parties, and shall provide coverage against any claim for personal injury or property damage caused by Purchaser or the Purchaser’s Representatives in connection with such inspections. Purchaser shall deliver to Seller a certificate evidencing the commercial general liability policy before conducting any Due Diligence Investigation on the Property.

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(e) Purchaser shall keep the Property free and clear of any liens or claims resulting from its Due Diligence Investigation, and Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect and hold harmless Seller and Operator, and their direct and indirect subsidiaries and affiliates, officers, directors, agents, beneficiaries, members, managers, partners, and employees (collectively, the “Seller Indemnitees”) from and against any and all liability, loss, cost, damage or expense (including, without limitation, attorneys’ fees and costs) that Seller Indemnitees may sustain or incur by reason of or in connection with Purchaser’s Due Diligence Investigation. Purchaser shall restore any portion of the Property damaged during Purchaser’s Due Diligence Investigation to substantially the same condition as existed immediately before such damage occurred. The rights and obligations of the Parties under this Section 4(e) shall survive Closing or any earlier termination of this Agreement and Seller’s rights hereunder are in addition to its right to retain the Deposit pursuant to Section 3(c).

(f) In consideration for Seller granting to Purchaser the right to inspect the Property and allowing Purchaser access to the Property for the purposes of its Due Diligence Investigation, Purchaser has paid to Seller concurrently with the execution of this Agreement the sum of One Hundred Dollars and No/Dollars ($100.00), cash-in-hand, the receipt of which is acknowledged, which amount constitutes independent consideration, separate and apart from the Purchase Price and is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement in consideration of the rights and options granted by Seller under this Agreement.

(g) At any time on or prior to 5:00 pm Central Time on the Due Diligence Expiration Date, Purchaser may notify Seller expressly and in writing that Purchaser has determined, for any reason or no reason, in its sole and absolute discretion that it will not complete the proposed acquisition of the Property, and is thereby terminating this Agreement (“Termination Notice”) in which case the Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights and obligations hereunder other than those rights and obligations which expressly survive termination of this Agreement. If Seller does not receive the Termination Notice by 5:00 pm Central Time on the Due Diligence Expiration Date, then the Deposit shall become non-refundable to Purchaser except as set forth in Section 3(d) or otherwise expressly set forth in this Agreement.

(h) If this Agreement terminates for any reason, Purchaser shall (i) deliver to Seller a copy of any audits, surveys, reports, studies and the results of any and all investigations and inspections performed for Purchaser by third parties, in Purchaser’s possession, which are requested in writing by Seller within ten (10) Business Days of such request (excluding any materials that were developed by and are the sole property of Purchaser and materials subject to the attorney-client and/or work product privilege); and (ii) return to Seller or, certify the destruction of, any and all materials given to Purchaser by or on behalf of Seller in connection with the Due Diligence Investigation within ten (10) Business Days after the termination of this Agreement. The foregoing covenants of Purchaser shall survive any such termination of this Agreement.

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(i) Purchaser agrees that any materials given to Purchaser by or on behalf of Seller, Operator, or any other parties in connection with the Due Diligence Investigation are provided for illustrative purposes only, and are not warranted by Seller as to accuracy, completeness, reliability or in any other manner.

(j) Seller shall use commercially reasonable efforts to deliver to Master Tenant an unqualified estoppel certificate in substantially the form of Exhibit C attached hereto (the “Tenant Estoppel”), completed with information consistent with the terms of the Lease. Upon Purchaser’s request, Seller shall prepare the initial drafts of the completed Tenant Estoppel and deliver them to Purchaser for review and approval prior to delivery to the Master Tenant. Within three (3) Business Days after receipt of the draft Tenant Estoppel, Purchaser may provide comments or revisions thereto. Purchaser’s failure to provide comments to the Tenant Estoppel to Seller shall be deemed as approval of the Tenant Estoppel by Purchaser. Seller shall use commercially reasonable efforts to deliver to Purchaser, on or before the date that is ten (10) days prior to the Closing Date, an executed Tenant Estoppel from the Master Tenant, dated no earlier than sixty (60) days prior to the initially-scheduled Closing Date. Seller shall deliver a copy of the executed Tenant Estoppel to Purchaser as Seller receives it from Master Tenant. Without limiting the generality of Purchaser’s reasonable approval rights, it shall be reasonable for Purchaser to disapprove the Tenant Estoppel within three (3) Business Days of Purchaser’s receipt if such Tenant Estoppel discloses any defaults with respect to the Lease or any material obligation of Seller or right of the Master Tenant with respect to the Real Property not identified in the form of Tenant Estoppel approved by Purchaser for delivery to such Master Tenant.

5. Title and Survey.

(a) Purchaser will order a title report or title insurance commitment with respect to the Real Property (the “Title Commitment”) to be issued by Chicago Title Insurance Company (“Title Company”) no later than two (2) Business Days after the Effective Date. The Title Commitment shall provide for issuance of an ALTA owner’s policy of title insurance insuring fee simple title in the Purchaser in the Real Property in amount equal to the Purchase Price, subject only to Permitted Exceptions (as defined below) (the “Title Policy”).

(b) Purchaser, at Purchaser’s cost, may obtain a survey of the Real Property (the “Survey”) prepared by one or more licensed professional land surveyors acceptable to the Purchaser and the Title Company.

(c) Seller shall reasonably cooperate with the Title Company, at no material expense to Seller, in connection with obtaining the Title Policy. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by Title Company and customarily furnished in connection with the issuance of owners’ policies of title insurance by property owners not in possession of the subject property.

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(d) Purchaser shall have the right to reasonably object to any matters appearing in the Title Commitment or in the Survey that reasonably could be considered to be title defects, by delivery of written notice to Seller specifying such objection(s) in detail at any time prior to the date that is ten (10) Business Days prior to the Due Diligence Expiration Date. If Purchaser timely delivers such a notice of title objections to Seller, then Seller may, within (5) Business Days of receipt of Purchaser’s notice, respond to Purchaser by delivery of written notice to Purchaser electing to (i) cure any one or more of Purchaser’s title objections as identified in such notice to Purchaser, or (ii) not cure any of Purchaser’s title objections. If Seller elects to cure any of Purchaser’s title objections and fails to do so on or prior to the Closing Date, then such failure shall be a default by Seller under this Agreement, and Purchaser shall have the rights and remedies available to it as set forth in Section 3(d) of this Agreement. If Seller fails to respond to Purchaser’s notice of title objections within such five (5) Business Day period, Seller shall be deemed to have elected not to cure any of Purchaser’s title objections. If Seller in its notice to Purchaser does not elect to cure any one or more of Purchaser’s title objections, or if Seller is deemed to have elected not to cure any one or more of Purchaser’s title objections as provided by the foregoing, then on or before the Due Diligence Expiration Date, Purchaser shall have the right to terminate this Agreement pursuant to Section 4(g). If Purchaser does not elect to terminate this Agreement on or prior to the Due Diligence Expiration Date, Purchaser shall be deemed to have elected to accept title to the Real Property in its then current condition (other than with respect to the objections Seller has agreed to cure, or which are otherwise required to be removed as set forth herein) and waive any such title objections (in which event all such title objections that Seller has not elected to, or is deemed to have not elected to, cure shall be deemed Permitted Exceptions).

(e) In the event the Title Company issues an update to any of the Title Commitment and any such update reflects any new material matters that were not included in the Title Commitment as originally delivered by the Title Company, or any prior update thereof, then Purchaser shall have the right to object to such new material matters within the earlier to occur of three (3) Business Days after Purchaser receives such update to the Title Commitment and one (1) Business Day prior to the Closing Date, and each of Purchaser and Seller shall have the same rights and obligations with respect to such new objections as detailed in the process set forth in Section 5(d) hereof.

(f) For purposes of this Agreement, the term “Permitted Exceptions” shall mean all title, survey and other matters affecting or that may affect title to the Property other than such matters, if any, to which (i) Purchaser shall have objected by written notice delivered to Seller as provided above, and (ii) Seller shall have responded by written notice to Purchaser electing to cure the applicable Purchaser objection as provided above.

6. Reserved.

7. Conveyance of Title; Closing Deliveries.

(a) At the Closing, Seller shall convey (i) title to the Real Property by special warranty deed in the form of Exhibit A attached hereto (the “Deed”), subject to the Permitted Exceptions and (ii) all of Seller’s right, title and interest in and to the Personal Property and Licenses and Permits related to the Real Property by bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”).

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(b) On or prior to the Closing Date, Seller shall deliver, or cause to be delivered, to the Escrow Agent or to Purchaser (in the case of documents which do not need to be recorded and/or are not required for the issuance of the Title Policy) to be held in escrow pending Closing the following:

(i) a duly executed affidavit of non-foreign status in the form of Exhibit E attached hereto (the “FIRPTA Affidavit”);

(ii) a duly executed Assignment and Assumption of Lease assigning Seller’s interest in the Lease to Purchaser in the form of Exhibit F attached hereto (the “Assignment of Lease”);

(iii) a duly executed counterpart to a closing statement prepared by the Escrow Agent and approved by Seller and Purchaser, which shall conform to the proration and other relevant provisions of this Agreement (“Closing Statement”);

(iv) if required by the Escrow Agent (who shall be responsible for same), a duly executed Form 1099-S identifying Seller’s gross proceeds and tax identification number;

(v) such documents as may be reasonably required by the Escrow Agent to (a) establish the authority of Seller to enter into and close the Transaction, and (b) delete from the Title Policy or affirmatively insure over any exceptions which are not Permitted Exceptions;

(vi) if reasonably required by the Title Company for issuance of, or a commitment to issue, the Title Policy, a duly executed owner’s affidavit in form approved by Seller in the exercise of its sole but reasonable discretion (the “Owner’s Affidavit”); and

(vii) any other documents required to be executed by Seller in order to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

(c) On or prior to the Closing Date, Purchaser shall deliver to the Escrow Agent or to Seller (in the case of documents which do not need to be recorded and/or are not required for the issuance of the Title Policy) to be held in escrow pending Closing the following:

(i) the balance of the Purchase Price as increased or decreased by prorations and adjustments as herein provided;

(ii) a duly executed counterpart to the Closing Statement;

(iii) a duly executed counterpart to the Assignment of Lease;

(iv) such documents as may be reasonably required by the Escrow Agent to establish the authority of Purchaser to enter into and close the Transaction; and

(v) any documents required to be executed by Purchaser in order to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

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(d) The Parties shall also deliver at the Closing any other documents reasonably requested by the other Party, the Escrow Agent, and/or the Title Company to complete and evidence the acquisition of the Property contemplated hereby.

8. Closing.

(a) Subject to satisfaction or waiver of the other conditions to closing, the closing of the sale and purchase of the Property and the Transaction contemplated hereby (the “Closing”) shall take place on the date that is thirty (30) days after the Due Diligence Expiration Date (the “Closing Date”). It is understood and agreed that either Party which is not in default of its obligations under this Agreement as of the Closing Date shall have a right to terminate this Agreement if the Closing does not occur by December 31, 2024, unless such Closing Date is extended via written agreement between the Parties prior to the initially-scheduled Closing Date, in which case the Deposit shall be handled in the manner set forth in Section 3 and after such termination no Party shall have any further obligations hereunder, except as expressly set forth herein.

(b) Upon written notice from Purchaser to Seller given no less than ten (10) Business Days prior to the initial Closing Date, Purchaser may extend the initial Closing Date to a date mutually agreeable to the Parties and not later than December 31, 2024.

(c) The Closing shall occur through escrow and accordingly, at or prior to the Closing Date, the Parties shall deposit in escrow with the Escrow Agent all documents and monies necessary to close the Transaction as herein provided. Closing shall occur in accordance with the procedures and instructions given by the Parties to the Escrow Agent prior to Closing.

9. Allocation of Costs and Expenses. The costs and expenses incurred in connection with this Transaction shall be paid as follows:

(a) Seller shall pay for the following:

(i) recording fees for recordable documents required to remove from title to the Property any exceptions from title which are not Permitted Exceptions; and

(ii) one half of all escrow fees, charges and expenses of the Escrow Agent (including the sales tax due thereon); and

(iii) one half of all documentary, recordation and transfer taxes payable upon conveyance of the Real Property.

(b) Purchaser shall pay for the following:

(i) recording the Deed and any recording fees other than those for which Seller is responsible;

(ii) the costs of Purchaser’s Due Diligence Investigation;

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(iii) the premium for the Title Policy and the premium for a lender’s policy of title insurance, if any, (it being understood and agreed that Purchaser’s ability to secure financing for the Transaction provided for herein is not a condition to Closing);

(iv) one half of all escrow fees, charges and expenses of the Escrow Agent (including the sales tax due thereon);

(v) the cost of all title endorsements which may be requested by Purchaser;

(vi) one half of all documentary, recordation and transfer taxes payable upon conveyance of the Real Property and

(vii) any sales tax due upon conveyance of the Personal Property to Purchaser.

(c) Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys, accountants and professional advisors incurred in connection with this transaction.

10. Prorations. As the Lease is a triple net lease and Operator is entitled thereunder to all revenues arising from the operation of the facilities located on the Real Property and liable for all expenses arising from the leasing and operation of the facilities located on the Real Property, including the payment of real and personal property taxes, there shall be no credits or prorations at the Closing with respect to such revenues or expenses as between Purchaser and Seller.

11. Broker. Seller and Purchaser hereby represent to the other that neither has discussed this Agreement or the subject matter thereof with any broker or salesman so as to create any legal right in any such broker or salesman to claim a commission or similar fee with respect to the purchase or sale of the Property contemplated by this Agreement, except Marcus & Millichap as broker for the Seller whose fee shall be the responsibility of the Seller. Purchaser and Seller hereby agree to indemnify each other against and agree to defend and hold harmless the other from any and all claims for any commission or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor relating to the purchase and sale of the Property contemplated by this Agreement. The representations and indemnity obligations in this Section 11 shall survive the Closing.

12. Risk of Condemnation Pending the Closing. If, prior to the Closing Date, all or any part of the Real Property is taken by eminent domain (or becomes the subject of a pending or threatened taking which has not yet been consummated), Seller shall promptly deliver written notice thereof to Purchaser. If any such taking shall affect any material portion (as defined below) of the Real Property, then Purchaser shall have the right to terminate this Agreement and receive a return of the Deposit by giving written notice thereof to Seller not later than ten (10) Business Days after the date on which Purchaser receives Seller’s notice as aforesaid (and, if necessary, the Closing Date shall be extended until ten (10) Business Days after the expiration of such period). If such taking affects less than a material portion of the Real Property or if Purchaser shall not elect to terminate this Agreement, then the Transaction shall be consummated as herein provided without adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking. For purposes of this Section 12, any taking will be deemed to affect a material portion of the Real Property if both of the following have occurred: (a) Seller and Purchaser reasonably and in good faith estimate the taking will lead to restoration costs in excess of Two Hundred Fifty Thousand and 00/100 ($250,000.00) per individual site making up the Real Property and (b) the taking adversely affects the use of the Real Property following the Closing as a licensed facility with the number of units/beds set forth in Recital A.

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13. Risk of Casualty Pending the Closing. If, prior to the Closing Date, all or any portion of the Real Property is destroyed or damaged by fire or other casualty not caused by Purchaser or its agents or employees, Seller shall promptly deliver written notice thereof to Purchaser. Subject to this Section 13, if any such destruction or damage is to a material portion (as defined below) of the Real Property, then Purchaser shall have the right to terminate this Agreement and receive a return of the Deposit by giving written notice thereof to Seller not later than ten (10) Business Days after the date on which Purchaser receives Seller’s notice as aforesaid (and, if necessary, the Closing Date shall be extended until ten (10) Business Days after the expiration of such period). If any such casualty shall damage less than a material portion of the Real Property or if Purchaser shall not elect to terminate this Agreement, then Seller shall assign, to Purchaser at the Closing all of Seller’s rights to the casualty, business interruption for the period from and after the Closing Date, if any, and other insurance proceeds (if any) under the property insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price (a) the amount of any applicable insurance deductibles and (b) the amount of any insurance proceeds previously received by Seller and not applied by Seller to the repair or restoration of the Real Property prior to Closing. For purposes of this Section 13, any casualty damage will be deemed to have damaged a material portion of the Real Property if both of the following have occurred: (a) (i) such damage will cost in excess of Two Hundred Fifty Thousand and 00/100 ($250,000.00) per individual site making up the Real Property to repair to a condition substantially similar to that of the Real Property prior to the event of damage, in the written opinion of the insurance adjuster for Seller, or (ii) such damage will take longer than one (1) year to repair, in the written opinion of the insurance adjuster for Seller and (b) the casualty damage adversely affects the continued use, occupancy and operation of the Real Property following the Closing as a licensed facility with the number of units/beds set forth in Recital A.

14. Notices.

(a) All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the Parties (a) on the date of personal delivery, (b) on the date of transmission if delivered by email; (c) on the first (1st) Business Day following the date of delivery to a nationally recognized overnight courier service, or (d) on the third (3rd) Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, person or entity as any Party may designate by notice to the others in accordance herewith. Seller and Purchaser agree that a notice delivered as herein provided by counsel for a Party as listed below shall constitute notice for all purposes hereunder.

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If to Seller:	c/o American Healthcare REIT, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attn: Stefan Oh
Email: soh@ahcreit.com

With a copy to:	c/o American Healthcare REIT, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attn: Mark Foster, General Counsel
Email: mfoster@ahcreit.com

With a required copy to:	Bradley Arant Boult Cummings LLC
1221 Broadway, Suite 2400
Nashville, Tennessee 37203
Attn: Elizabeth C. Sauer
Email: ecsauer@bradley.com

If to Purchaser:	c/o Strawberry Fields REIT, Inc.
6101 Nimtz Parkway
South Bend, Indiana 46628
Attn: David Gross
Email: dgross@sfreit.com

If to Escrow Agent:	Chicago Title Insurance Company
1111 Superior Avenue, Suite 600
Cleveland, OH 44114
Attn: Adair Krieger
Email: Adair.Krieger@ctt.com

(b) Any notice, election or other communication delivered or mailed as aforesaid shall be effective upon actual receipt if received prior to the dates set forth above.

(c) Each Party hereto may change its address and addressee for notice, elections, and other communications from time to time by notifying the other Party hereto of the new address and addressee in the manner provided for giving notice herein.

15. Representations and Warranties.

(a) Seller’s Representations. As an inducement to Purchaser to enter into this Agreement and to concurrently consummate the transaction provided for in this Agreement and except as set forth on Exhibit D (the “Seller Disclosure Schedule”), Seller represents and warrants to Seller’s actual knowledge as follows (all of which shall expressly survive Closing for six (6) months, but no longer (the “Survival Period”):

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(i) Status of Seller. Each entity comprising Seller is a duly organized and validly existing Delaware limited liability company. Seller has full limited liability company power and authority to enter into this Agreement and to perform all transactions described herein.

(ii) No Conflict. This Agreement and all the documents to be executed and delivered by Seller to Purchaser or the Escrow Agent pursuant to the terms of this Agreement (A) are or will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Seller; (B) are or will be legal and binding obligations of Seller as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (D) do not, and will not at the Closing, violate any provision of any agreement to which Seller is a party, any of Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on Seller.

(iii) No Other Contracts. Seller is not a party to any other contracts for the sale of the Property, nor has Seller granted any rights of first refusal or options to purchase the Property. Further, except with respect to the Lease and related documents thereto, copies of which have been provided to Purchaser, or the Permitted Exceptions, Seller has not entered into agreements, contracts, leases, service contracts, or any other agreements or instruments affecting the Property to which Seller is a party, which will not be terminated as of the Closing Date.

(iv) No Government Notice. As of the Effective Date, Seller has not received written notice of (A) any pending or threatened taking or condemnation of all or any portion of the Real Property; (B) any pending, threatened or proposed rezoning of the Real Property; or (C) any hearing or other public forum at which any change to the physical or legal condition of the Real Property as existing on the Effective Date is to be discussed.

(v) Environmental Matters. Seller has received no written notice of existence of Hazardous Substances (as defined below) in violation of applicable Environmental Laws (as defined below), except as disclosed pursuant to any environmental reports and assessments (collectively, “ESA”) which were delivered to or obtained by Purchaser. Seller has received no written complaint, order, citation, or notice from any Governmental Authority (as hereinafter defined) with regard to the presence of Hazardous Substances or wastes or other environmental problems affecting the Real Property, or the violation of any Environmental Laws affecting the Real Property or of any claims made by any third party or other person with respect to the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from Hazardous Substances at or within the Real Property, except as disclosed to Purchaser in writing. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Environmental Laws” means the following, as the same may have been amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Resource Conservation Act of 1976, 42 U.S.C. § 6921, et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Federal Solid Waste Disposal Act. 42 U.S.C. § 6901, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and any other legislation or ordinance of any Governmental Authority identified by its terms as pertaining to hazardous substances or water, (ii) “Governmental Authority” means any federal, state, or municipal government, branch, authority, district, agency, court, tribunal, department, officer, official, board, commission or other instrumentality, and (iii) “Hazardous Substances” means petroleum, including crude oil or any fraction thereof, asbestos, polychlorinated biphenyls, and any other substance the generation, use, storage, or disposal of which is regulated by the Environmental Laws.

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(vi) Litigation. Except as provided to Purchaser in connection with the Due Diligence Materials, Seller does not have any knowledge of and has not received written notice of any actual, pending or threatened litigation, proceeding or investigation by any organization, person, individual, or governmental board, commission, department, agency, or instrumentality against Seller with respect to the ownership of the Property and that affects the Property or use thereof, or Seller’s ability to perform hereunder.

(vii) Leases. Complete and accurate copies of the Lease and Sublease, including all amendments, supplements, modifications, guaranties, and collateral documents thereto, have been delivered to Purchaser. The Lease and Sublease are in full force and effect, and no Event of Default (as such term is defined in the Lease) exists under the Lease or, to Seller’s actual knowledge, the Sublease. All rental and other payments due under the Lease and Sublease have been paid in full, to Seller’s actual knowledge, and there are no other material defaults by any party under the Lease and Sublease. No rents or other deposits are held by Seller, except security deposits described on Schedule 15(a)(vii) or prepaid rent for the current month. There are no unpaid leasing commissions payable to any person, entity, or agent with regard to the execution of the Lease or Sublease.

For purposes of this Section 15(a), Seller’s actual knowledge shall mean the actual knowledge of Rebecca Bedford, Asset Manager of the Real Property, and Stefan Oh (collectively, the “Seller Knowledge Representatives”), without a duty of inquiry. Seller represents that the Seller Knowledge Representatives are involved with Seller’s ownership, operation, and management of the Property and the factual matters addressed in the representations set forth in this Agreement fall within the scope of their responsibilities.

(b) Pre-Closing Breaches of Representations or Warranties. In the event Purchaser has knowledge as of the Closing Date of a condition, state of facts, or other matter that constitutes a breach of any of the foregoing representations and warranties of Seller, and Purchaser proceeds with the Closing, then Purchaser shall be deemed to have waived and forever released Seller from any and all claims arising out of such breach. To the extent that Seller becomes aware after the Effective Date and prior to the Closing Date that any of the representations and warranties set forth in Section 15(a) are no longer true and correct, Seller shall promptly, and in any event prior to the Closing Date, provide Purchaser with written notice thereof and explain in reasonable detail the facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty that results from any change that (i) occurs between the Effective Date and the Closing Date, and (ii) is expressly permitted under the terms of this Agreement or is beyond Seller’s reasonable control to prevent; provided, however, that a change in any such representation and warranty shall constitute the non-fulfillment of the condition set forth in Section 17(b).

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(c) Purchaser’s Representations. As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows (all of which shall expressly survive Closing for the Survival Period, but no longer):

(i) Status of Purchaser. Purchaser is a limited liability company which is duly organized, validity existing and in good standing under the laws of the State of Indiana and is or prior to Closing will be duly qualified to do business in the State of Missouri. Purchaser has full limited liability company power and authority to enter into this Agreement and to perform all transactions described herein. All consents and approvals required to be obtained from Purchaser’s directors, officers, members and partners, as well as from any other party having approval rights with respect hereto, have been obtained.

(ii) No Conflict. This Agreement and all the documents to be executed and delivered by Purchaser to Seller or the Escrow Agent pursuant to the terms of this Agreement (A) are or will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Purchaser; (B) are or will be legal and binding obligations of Purchaser as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (D) do not, and will not at the Closing, violate any provision of any agreement to which Purchaser is a party, any of Purchaser’s organizational documents or any existing obligation of or restriction on Purchaser under any order, judgment or decree of any state or federal court or governmental authority binding on Purchaser.

(iii) Purchaser Financial Status. Purchaser represents and warrants that it has the financial wherewithal to complete the Transaction contemplated by this Agreement and is prepared to pay cash for the Property or, if seeking financing, there are no financing contingencies to the fulfillment by Purchaser of its obligations under this Agreement or any other lender conditions or requirements to which Purchaser is subject or by which Purchaser is bound that will in any way delay the consummation of the Transaction provided for herein.

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(iv) AS IS. EXCEPT FOR THE REPRESENTATIONS OF SELLER SET FORTH IN SECTION 15(A) AND THOSE WARRANTIES OF TITLE TO BE INCLUDED IN THE DEED, SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROPERTY, AND THE PROPERTY IS BEING SOLD “AS-IS, WHERE-IS WITH NO REPRESENTATIONS OR WARRANTIES EXPRESSED OR IMPLIED AND WITH ALL FAULTS,” IT BEING UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT THE PROPERTY IS BEING SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. PURCHASER HAS OR SHALL PERFORM ITS OWN DUE DILIGENCE IN DETERMINING WHETHER TO PURCHASE THE PROPERTY, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLER IN DETERMINING WHETHER TO PURCHASE THE PROPERTY. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 15(A) AND THOSE WARRANTIES OF TITLE TO BE INCLUDED IN THE DEED, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE VALUE OF THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING ANY DEVELOPMENT OR EXPANSION OF THE PROPERTY; (D) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (E) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (F) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (G) THE COMPLIANCE OF OR BY THE PROPERTY OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (H) THE MANNER, CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY; (I) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS; (J) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER OR ADJACENT TO THE PROPERTY; (K) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY; (L) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (M) THE ADEQUACY OR DEFICIENCY OF ANY DRAINAGE; (N) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (O) ANY OTHER MATTER CONCERNING THE PROPERTY, INCLUDING ANY AND ALL SUCH MATTERS REFERENCED, DISCUSSED OR DISCLOSED IN ANY DOCUMENTS DELIVERED BY SELLER TO PURCHASER, IN ANY PUBLIC RECORDS OF ANY GOVERNMENTAL AGENCY OR ENTITY OR UTILITY COMPANY.

BY REASON OF ALL OF THE FOREGOING, PURCHASER SHALL ASSUME THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION THE PRESENCE OF ANY ASBESTOS CONTAINING MATERIAL, HAZARDOUS, TOXIC, MEDICAL OR RADIOACTIVE WASTE, OR OTHER HAZARDOUS SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, AND EXCEPT AS EXPRESSLY SET FORTH IN SECTION 15(A) AND FOR THE DURATION THEREOF, PURCHASER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER AND ALL OF ITS PARENT, SUBSIDIARIES AND AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, AGENTS AND EMPLOYEES, HEIRS AND ASSIGNS AND EACH OF THEM (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL RIGHTS AND CLAIMS AGAINST SELLER AND/OR THE RELEASED PARTIES WITH RESPECT TO THE PROPERTY (INCLUDING WITHOUT LIMITATION THE CONDITION, VALUATION, MARKETABILITY OR UTILITY OF THE PROPERTY AND ANY RIGHTS OF PURCHASER UNDER THE STATE OR FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED FROM TIME TO TIME, OR SIMILAR LAWS).

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PURCHASER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE INCLUDES ALL RIGHTS AND CLAIMS OF PURCHASER AGAINST SELLER PERTAINING TO THE PROPERTY, WHETHER HERETOFORE OR NOW EXISTING OR HEREAFTER ARISING, OR WHICH COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, LIQUIDATED OR UNLIQUIDATED, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH, WHICH IN ANY WAY ARISE OUT OF, OR ARE CONNECTED WITH, OR RELATE TO, THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OF AND WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE TO SELLER. IN CONNECTION AND TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE RELEASED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

16. Purchaser’s Conditions. Purchaser’s obligations to perform under this Agreement are subject to the fulfillment and satisfaction (or waiver in writing by Purchaser), at or prior to Closing, of each of the following conditions:

(a) Seller shall, as of the scheduled Closing Date, have performed and complied in all material respects with all agreements and obligations that are required to be performed or complied with by Seller on or before the Closing Date, including execution and delivery of all of the documents, instruments, papers, and materials that are required hereunder to be executed and/or delivered by Seller pursuant to Section 7 hereof at or prior to Closing.

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(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement) and provided that if any representation and warranty speaks as of a particular date or period, it will continue to speak as of such date or period.

(c) The Title Company shall be prepared to issue the Title Policy, subject only to the delivery of the documents, materials, and funds described in Section 7 of this Agreement, the recordation of the Deed and payment of the applicable title insurance premiums.

(d) Purchaser shall have received all consents and regulatory approvals, if any, that are necessary for the conveyance of the Property to Purchaser.

(e) None of the following shall have been done by, against or have occurred with respect to any Seller, Master Tenant, or Operator prior to the Closing: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (vi) a dissolution or liquidation; or (vii) the occurrence of any Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse change with respect to the financial condition of Sellers, or in the business, operations, assets or cash flow of the Real Property, taken as a whole; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether or not a “Material Adverse Effect” has occurred and the term “Material Adverse Effect” shall not include the impact of (A) changes in laws, regulations or interpretations thereof by any approval authorities, (B) actions or omissions of Seller taken with the prior written consent of Purchaser in contemplation of the transactions contemplated by this Agreement, (C) national or international hostilities, acts of terror, acts of war, epidemics, or natural disasters, (D) conditions affecting the United States economy generally, (E) changes in GAAP, and (F) conditions generally affecting skilled nursing facility and/or behavioral health industries (including seasonal fluctuations in occupancy).

(f) Purchaser shall not have disapproved the Tenant Estoppel within the time allowed by this Agreement.

(g) No more than one (1) of the facilities located on the Real Property shall be included on the Special Focus Facility list as of the date of Closing.

If any of the foregoing conditions are not performed or satisfied for any reason whatsoever other than due to Purchaser’s failure to perform and comply with all of its obligations under this Agreement or, alternatively, are not expressly waived by Purchaser in writing, the provisions of Section 3 shall apply with respect to the rights and obligations of the Parties.

17. Seller’s Conditions. The obligations of Seller under this Agreement are subject to fulfillment and satisfaction (or waiver in writing by Seller), at or prior to Closing, of each of the following conditions:

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(a) Purchaser (or if applicable, its designated operator) shall, as of the scheduled Closing Date, have performed and complied in all material respects with all agreements and obligations that are required to be performed or complied with by Purchaser under this Agreement on or before the Closing Date, including execution and delivery of all of the funds, documents, instruments, papers, and materials that are required hereunder to be executed and/or delivered by Purchaser pursuant to Section 7 hereof at or prior to Closing.

(b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement).

If any of the foregoing conditions are not performed or satisfied for any reason whatsoever other than due to Seller’s failure to perform and comply with all of its obligations under this Agreement or, alternatively, are not expressly waived by Seller in writing, the provisions of Section 3 shall apply with respect to the rights and obligations of the Parties.

18. Time of Essence. Time is of the essence as to all dates and times of performance pursuant to this Agreement.

19. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior negotiations, discussions, and writings with respect to such subject matter including, but not limited to, that certain Letter of Intent executed by Purchaser and Seller dated August 9, 2024. This Agreement may not be amended except by written instrument executed by all the Parties hereto, nor may any provisions of this Agreement be waived except by written instrument signed by the Party granting the waiver. The Exhibits and Schedules annexed hereto are hereby incorporated herein by reference as fully as though set forth herein.

20. Headings; Defined Terms; Interpretation. The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify, or restrict any of the provisions of this Agreement. As used herein, “Business Day” shall mean a day other than Saturday, Sunday, or any day on which banking institutions in Irvine, California, are authorized by law or other governmental action to close. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the Party that drafted such language.

21. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri.

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22. Jurisdiction; Venue. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF MISSOURI. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PARTY IN ACCORDANCE WITH THIS SECTION.

23. Attorneys’ Fees. If any Party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other Party of any of the terms hereof, the non-prevailing Party shall pay to the prevailing Party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns, if any. It is specifically agreed that Purchaser may, on notice to Seller but without the need to secure the consent of Seller, assign this Agreement at or prior to Closing to a newly formed single purpose entity owned or controlled by Purchaser or the principals of Purchaser and established for the purpose of consummating the Transaction provided for in this Agreement (a “Permitted Assignee”); provided, however, prior to Closing, such assignment shall not relieve Purchaser of any liability hereunder. Any other assignment will require the consent of Seller, which may be withheld in Seller’s sole and absolute discretion.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. All such counterparts shall be construed together and shall constitute one instrument. Signatures transmitted by facsimile or email in portable document format (.pdf) (including via DocuSign or similar electronic signature) shall constitute original signatures hereunder.

26. Confidentiality. Purchaser agrees that, (a) except as otherwise required by valid law and (b) except to the extent reasonably necessary to deliver such documents or information to Purchaser’s Representatives in connection with Purchaser’s evaluation of this transaction, Purchaser shall use all diligent efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Materials and all information regarding Purchaser’s acquisition of the Property, strictly confidential. Purchaser agrees that Purchaser shall be liable for any breach of this Section 26 by Purchaser’s Representatives. The provisions of this Section 26 shall survive any termination of this Agreement but shall not survive the Closing, and the Seller’s rights in the event of a breach by Purchaser of its obligations under this Section 26 are in addition to, and shall not be satisfied by, its right to retain the Deposit pursuant to Section 3.

27. Calculation of Time Periods. Unless otherwise specified, (a) in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, and (b) if the last day of any period or any date otherwise specified hereunder is a Saturday, Sunday or legal holiday, the period shall run until, or such date shall be automatically revised to, the next day that is not a Saturday, Sunday or a legal holiday. Further, unless otherwise specified, any reference to a specified number of days shall be deemed to refer to calendar days. This obligation shall survive the Closing or termination of this Agreement.

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28. Exhibits and Schedules. If any Exhibits or Schedules are not attached hereto on the Effective Date, the Parties agree to attach such exhibits and schedules as soon as reasonably practicable and that it shall be a condition to the non-preparing Party’s obligations hereunder that any Exhibits and Schedules attached hereto after the Effective Date shall be subject to the review and approval of the non-preparing Party. The Parties hereto agree that the Party charged with providing an Exhibit or Schedule to this Agreement shall, to the extent necessary after delivery thereof (but subject to the following sentence) amend and/or supplement all Exhibits and Schedules in order for the same to be current, true and correct as of the Closing Date. In furtherance and not in limitation of the foregoing, Purchaser acknowledges and agrees that the pendency of the transaction provided for in this Agreement may, from time to time, require Seller to amend and/or supplement the Exhibits and Schedules attached hereto, provided that no such amendment or supplement shall be effective or modify the representations and warranties herein unless approved by Purchaser in its sole and absolute discretion.

29. Third-Party Beneficiary. Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person (other than Seller and Purchaser) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

30. Waiver of Jury Trial. To the fullest extent permitted by applicable law, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

31. Anti-Terrorism; OFAC. Neither Purchaser nor Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced). Neither Seller nor Purchaser nor any of its or their affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

22

32. Indemnification.

(a) From and after the Closing, Seller hereby agrees to indemnify and hold free and harmless Purchaser and its direct and indirect subsidiaries and affiliates, and their respective officers, directors, agents, beneficiaries, members, managers, partners, and employees from and against any losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any: (i) inaccuracy in or breach of any of Seller’s representations or warranties or (ii) default by Seller under any of Seller’s covenants or agreements contained in this Agreement.

(b) From and after the Closing, Purchaser hereby agrees to indemnify and hold free and harmless Seller and its direct and indirect subsidiaries and affiliates, and their respective officers, directors, agents, beneficiaries, members, managers, partners, and employees from and against any losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any: (i) inaccuracy in or breach of any of Purchaser’s representations or warranties, or (ii) a default by Purchaser under any covenants or agreements contained in this Agreement.

(c) The foregoing indemnification obligations of Seller and Purchaser shall expressly survive the successful Closing of the transactions for the Survival Period.

(d) Notwithstanding the foregoing Sections 32(a) and Section 32(b), neither Seller nor Purchaser shall have any liability to the other for indemnity claims made under either Sections 32(a) or Section 32(b), respectively, (i) unless and until the aggregate amount of such losses, damages, costs and expenses (including reasonable attorneys’ fees) exceeds Fifty Thousand and no/100 Dollars ($50,000.00) (the “Indemnity Floor”), in which event Purchaser or Seller, as applicable, shall be entitled to recover on a first dollar basis those losses, and in which event Seller’s or Purchaser’s liability concerning such claim or claims shall be for the entire amount thereof, subject to the Indemnity Cap set forth in clause (ii) below or (ii) for losses, damages, costs and expenses (including reasonable attorneys’ fees) in excess of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (the “Indemnity Cap”), or (iii) for any claims asserted beyond the last day of the Survival Period.

(e) The rights and remedies of the Parties set forth in this Section 32 shall be their sole and exclusive rights and remedies with respect to the matters set forth herein.

23

33. Tax Deferred Exchange. Purchaser and Seller acknowledge that either Party may wish to structure this transaction as a tax deferred exchange of like kind property within the meaning of Section 1031 of the Internal Revenue Code. Each Party agrees to reasonably cooperate with the other Party to effect such an exchange; provided, however, that (a) the cooperating Party shall not be required to acquire or take title to any exchange property; (b) the cooperating Party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange; (c) no substitution of the effectuating Party shall release said Party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating Party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (d) the effectuating Party shall give the cooperating Party at least two (2) Business Days’ prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (e) the effectuating Party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense; (f) the effectuating Party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating Party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction; and (g) the election to effect such an exchange shall not delay the Closing of the Transaction as defined herein.

34. Severability. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision shall be valid and be enforced to the fullest extent permitted by law.

35. Rule 3-14. Seller will provide historical financial information about the real estate operations of the Real Property to the extent available to Seller and reasonably necessary to enable Purchaser to satisfy its obligations under Rule 3-14 of SEC Regulation S-X.

36. Business Conduct. Between the Due Diligence Expiration Date and the Closing Date, the Seller will conduct its business only in the ordinary course and consistent with past customs and practices and will not materially change any of its accounting methods or policies without the consent of Purchaser, except for non-elective changes mandated by law, other rule, regulation or generally accepted accounting principles. Seller will promptly deliver copies of notices received by Purchaser from Operator relating to any material changes in its accounting methods or policies.

37. Assurance of Ability to Close. Prior to the date that is the earlier of (a) sixty (60) days after the Effective Date, or (b) the Due Diligence Expiration Date, and upon request thereafter not more frequently than once per fifteen (15)-day period, Purchaser shall provide evidence reasonably satisfactory to Seller that Purchaser has access to adequate funds to pay the Purchase Price and perform its obligations under this Agreement. If Purchaser fails to provide Seller with such evidence reasonably satisfactory to Seller, then Seller shall have the right to terminate this Agreement by written notice to Purchaser, and Seller shall be entitled to retain the Deposit.

38. No Personal Liability. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Purchaser or Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder.

[Signature page follows.]

24

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first above written.

SELLER:

GAHC4 Kansas City MO SNF, LLC,

GAHC4 Salisbury MO SNF, LLC

GAHC4 Florissant MO SNF, LLC

GAHC4 Sedalia MO SNF, LLC

GAHC4 Milan MO SNF, LLC

GAHC4 Trenton MO SNF, LLC

GAHC4 Moberly MO SNF, LLC

GAHC4 St. Elizabeth MO SNF, LLC

each a Missouri limited liability company

By:	GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company
Sole Member

By:	American Healthcare REIT Holdings, LP
a Delaware limited partnership
Sole Member

By:	Continental Merger Sub, LLC
a Maryland limited liability company
General Partner

By:	American Healthcare REIT, Inc.
a Maryland corporation
Sole Member

By:	/s/ Stefan K.L. Oh
Name:	Stefan K.L. Oh
Title:	Chief Investment Officer

PURCHASER:

Strawberry Fields REIT, Inc.,

a Maryland Corporation

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Title:	Chairman & CEO

25

JOINDER of Escrow Agent

The undersigned agrees to (a) accept this Agreement, (b) act as Escrow Agent under this Agreement, and (c) be bound by this Agreement in the performance of its duties as the Escrow Agent as set forth herein. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned.

ESCROW AGENT:

By:
Name:
Title:

Date: ____________, 2024

26

SCHEDULE 1

PROPERTY

Real Property	Address	Seller	Purchaser	Operator
Bridgewood Health Care Center	11515 Troost Avenue Kansas City, Missouri 64131	GAHC4 Kansas City MO SNF, LLC		Bridgewood Health Care Center, L.L.C.

Chariton Park Health Care Center	902 Manor Drive Salisbury, Missouri 65281	GAHC4 Salisbury MO SNF, LLC		Chariton Park Health Care Center, L.L.C.

Crestwood Health Care Center	11400 Mehl Avenue Florissant, Missouri 63033	GAHC4 Florissant MO SNF, LLC		Crestwood Health Care Center, L.L.C.

Four Seasons Living Center	2800 Highway TT Sedalia, Missouri 65301	GAHC4 Sedalia MO SNF, LLC		Four Seasons Living Center, L.L.C.

Milan Health Care Center	52435 Infirmary Road Milan, Missouri 63556	GAHC4 Milan MO SNF, LLC		BKY Healthcare of Milan, Inc.

Eastview Manor Care Center	1622 East 28th Street Trenton, Missouri 64683	GAHC4 Trenton MO SNF, LLC		Eastview Manor Inc.

North Village Park	2041 Silva Lane Moberly, Missouri 65270	GAHC4 Moberly MO SNF, LLC		North Village Park, L.L.C.

St. Elizabeth Care Center	649 South Walnut Street St. Elizabeth, Missouri 65075	GAHC4 St. Elizabeth MO SNF, LLC		MMA Healthcare of St. Elizabeth, Inc.

27

SCHEDULE 1(a)

LEGAL DESCRIPTION OF BRIDGEWOOD

ALL OF TRACT 1, RED BRIDGE CARE CENTER, AS SHOWN IN PLAT BOOK 36, PAGE

65, A SUBDIVISION IN KANSAS CITY, JACKSON COUNTY, MISSOURI.

28

SCHEDULE 1(b)

LEGAL DESCRIPTION OF CHARITON PARK

ALL THAT PORTION OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SECTION TEN (10), TOWNSHIP FIFTY-THREE (53) NORTH, RANGE SEVENTEEN (17) WEST, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A ONE-HALF INCH ROD (FOUND) AT THE NORTH QUARTER CORNER OF SECTION TEN (10), TOWNSHIP FIFTY-THREE (53) NORTH, RANGE SEVENTEEN (17) WEST, CHARITON COUNTY, MISSOURI; THENCE ALONG THE NORTH LINE OF SAID SECTION TEN (10), NORTH EIGHT-SEVEN (87) DEGREES FIFTY-SEVEN (57) MINUTES FIFTY (50) SECONDS WEST, TWENTY AND NO TENTH (20.0) FEET TO A ONE-HALF INCH IRON ROD (SET) AND THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG THE NORTH LINE OF SAID SECTION TEN (10), NORTH EIGHTY-SEVEN (87) DEGREES FIFTY-SEVEN (57) MINUTES FIFTY (50) SECONDS WEST, FOUR HUNDRED EIGHTY-TWO AND TWENTY NINE HUNDREDTHS (482.29) FEET TO A ONE-HALF INCH IRON ROD (SET); THENCE SOUTHERLY PARALLEL WITH THE NORTH-SOUTH HALF SECTION LINE, SOUTH ZERO (0) DEGREES FORTY-THREE (43) MINUTES TEN (10) SECONDS WEST, FOUR HUNDRED FIFTY-ONE AND SIX TENTHS (451.6) FEET TO A ONE-HALF INCH IRON ROD (SET); THENCE SOUTH EIGHTY-SEVEN (87) DEGREES FIFTY-SEVEN (57) MINUTES FIFTY (50) SECONDS EAST, FOUR HUNDRED EIGHTY-TWO AND TWENTY-NINE HUNDREDTHS (482.29) FEET TO A ONE-HALF INCH IRON ROD (SET); THENCE NORTHERLY PARALLEL WITH THE NORTH-SOUTH HALF SECTION LINE, NORTH ZERO (0) DEGREES FORTY-THREE (43) MINUTES TEN (10) SECONDS EAST, FOUR HUNDRED FIFTY-ONE AND SIX TENTHS (451.6) FEET TO THE TRUE POINT OF BEGINNING.

29

SCHEDULE 1(c)

LEGAL DESCRIPTION OF CRESTWOOD

A TRACT OF LAND IN U.S. SURVEY 2471, TOWNSHIP 47 NORTH, RANGE 7 EAST, ST. LOUIS COUNTY, MISSOURI, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN MEHL AVENUE AND IN THE WEST LINE OF SAID SURVEY 2471, BEING THE NORTHWEST CORNER OF A 3-1/2 ACRE TRACT CONVEYED TO JOSEPH JAMES FISHER AND WIFE BY DEED RECORDED IN BOOK 2029, PAGE 420 OF THE ST. LOUIS COUNTY RECORDS; THENCE ALONG THE NORTH LINE OF TRACT SO CONVEYED SOUTH 88 DEGREES 31 MINUTES EAST, 751.57 FEET TO AN IRON ROD AT THE NORTHEAST CORNER OF TRACT SO CONVEYED; THENCE NORTH I DEGREE 12 MINUTES EAST 369.77 FEET, MORE OR LESS, TO A POINT IN THE NORTH LINE OF LARGER TRACT OF LAND (OF WHICH THIS TRACT IS A PART) ACQUIRED BY ERNEST GIESELMANN BY DEED RECORDED IN BOOK 302, PAGE 560 OF SAID RECORDS, DISTANT 511.40 FEET WEST FROM ITS INTERSECTION WITH THE WEST LINE OF OLD HALLS FERRY ROAD; THENCE WEST ALONG SAID NORTH LINE A DISTANCE OF 748.92 FEET, MORE OR LESS, TO A POINT ON THE WEST LINE OF SAID SURVEY 2471; THENCE SOUTH 1 DEGREE 29 MINUTES WEST 358.64 FEET, MORE OR LESS, TO THE POINT OF BEGINNING.

30

SCHEDULE 1(d)

LEGAL DESCRIPTION OF FOUR SEASONS

COMMENCING AT A POINT ON THE EAST RIGHT-OF-WAY LINE OF MISSOURI ROUTE “TT”, 123.6 FEET SOUTH OF THE NORTH LINE OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 45 NORTH, RANGE 20 WEST, PETTIS COUNTY, MISSOURI; THENCE SOUTH 89 DEGREES 59 MINUTES 10 SECONDS EAST, 256.0 FEET; THENCE NORTH 00 DEGREES 00 MINUTES 50 SECONDS EAST, 20.0 FEET; THENCE SOUTH 89 DEGREES 59 MINUTES 10 SECONDS EAST, 263.69 FEET; THENCE NORTH 51 DEGREES 54 MINUTES 40 SECONDS EAST 81.03 FEET; THENCE SOUTH 38 DEGREES 05 MINUTES 20 SECONDS EAST, 90.0 FEET; THENCE NORTH 08 DEGREES 34 MINUTES 50 SECONDS EAST, 94.44 FEET; THENCE NORTH 00 DEGREES 02 MINUTES 40 SECONDS EAST, 51.28 FEET; THENCE SOUTH 89 DEGREES 26 MINUTES WEST AND ALONG THE NORTH SIDE OF THE EAST WING OF THE FOUR SEASONS LIVING CENTER, 251.17 FEET TO THE EAST SIDE OF THE CENTER WING OF SAID FOUR SEASONS LIVING CENTER; THENCE NORTH 00 DEGREES 34 MINUTES WEST, ALONG SAID EAST SIDE, 75.30 FEET TO THE NORTHEAST CORNER OF SAID CENTER WING; THENCE SOUTH 89 DEGREES 26 MINUTES WEST, ALONG THE NORTH SIDE OF SAID CENTER WING, 41.0 FEET TO THE NORTHWEST CORNER OF SAID CENTER WING; THENCE NORTH 00 DEGREES 34 MINUTES WEST, 41.0 FEET; THENCE NORTH 89 DEGREES 26 MINUTES EAST, 41.0 FEET; THENCE NORTH 00 DEGREES 02 MINUTES 40 SECONDS EAST, 310.34 FEET; THENCE NORTH 49 DEGREES 30 MINUTES WEST, 49.41 FEET; THENCE NORTH 89 DEGREES 59 MINUTES 10 SECONDS WEST, 115.08 FEET; THENCE SOUTH 68 DEGREES 30 MINUTES 50 SECONDS WEST, 172.0 FEET; THENCE NORTH 21 DEGREES 29 MINUTES 10 SECONDS WEST, 67.75 FEET; THENCE NORTH 89 DEGREES 59 MINUTES 10 SECONDS WEST, 65.13 FEET TO THE EAST RIGHT-OF-WAY LINE OF SAID MISSOURI STATE ROUTE “TT”; THENCE SOUTH 00 DEGREES 27 MINUTES 20 SECONDS EAST, ALONG SAID EASTRIGHT-OF-WAY LINE, 236.0 FEET; THENCE CONTINUING ALONG SAID EAST RIGHT-OF-WAY LINE, SOUTH 00 DEGREES02 MINUTES 40 SECONDS WEST, 364.0 FEET TO THE POINT OF BEGINNING.

31

SCHEDULE 1(e)

LEGAL DESCRIPTION OF MILAN

ALL THAT PART OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER (NE1/4 SW1/4) OF SECTION TEN (10), TOWNSHIP SIXTY-TWO (62) NORTH, RANGE TWENTY (20) WEST IN SULLIVAN COUNTY, MISSOURI, DESCRIBED AS FOLLOWS:

STARTING AT THE CENTER OF SAID SECTION 10, THENCE WESTERLY ALONG THE 1/4 SECTION LINE 510 FEET TO THE TRUE PLACE OF BEGINNING, THENCE SOUTHERLY PARALLEL WITH THE WEST LINE OF SAID NE1/4 SW1/4 200 FEET, THENCE EASTERLY PARALLEL WITH THE 1/4 SECTION LINE 146 FEET TO THE CENTERLINE OF THE OLD MILAN TO BROWNING ROAD, THENCE RIGHT 115 DEGREES 54 MINUTES, 331.67 FEET, THENCE RIGHT 18 DEGREES 35 MINUTES, 296.6 FEET, THENCE LEFT 26 DEGREES 23 MINUTES, 125 FEET, THENCE LEFT 35 DEGREE 00 MINUTES, 140 FEET TO THE NORTHERLY RIGHT-OF-WAY LINE OF THE C. B. & Q. RAILROAD (NOW ABANDONED), THENCE RIGHT 77 DEGREES 46 MINUTES ON A CHORD OF 96.07 FEET ACROSS THE ARC OF A 3 DEGREE CURVE, THENCE NORTHERLY PARALLEL WITH THE WEST LINE OF THE SAID NE1/4 SW1/4 990.24 FEET TO THE 1/4 SECTION LINE (SAID LAST DESCRIBED LINE LYING 91.67 FEET WEST OF THE WEST SIDE OF THE PRESENT NURSING HOME BUILDING), THENCE WESTERLY ALONG THE 1/4 SECTION LINE 269.4 FEET TO THE PLACE OF BEGINNING.

32

SCHEDULE 1(f)

LEGAL DESCRIPTION OF EASTVIEW

ALL OF LOT SEVEN (7) ALL OF LOTS EIGHT (8) AND NINE (9), THAT LIES SOUTH OF THE RIGHT-OF-WAY, OF EAST 28TH STREET (MISSOURI STATE HIGHWAY AA), ALL OF LOTS TEN (10) THROUGH FOURTEEN (14) AND THE NORTH 60 FEET, OF LOTS FIFTEEN (15), IN BLOCK TWO (2), ALL OF LOTS THREE (3) THROUGH SEVEN (7), ALL OF LOTS EIGHT (8); THAT SOUTH OF THE RIGHT-OF-WAY, OF EAST 28TH STREET (MISSOURI STATE HIGHWAY AA), IN BLOCK THREE (3) AND THE VACATED PORTION OF WILLOW ROAD THAT LIES BETWEEN SAID BLOCKS, OF EASTVIEW 2ND ADDITION TO THE CITY OF TRENTON, IN THE NORTHWEST QUARTER, OF THE NORTHEAST QUARTER, OF SECTION SIXTEEN (16) TOWNSHIP SIXTY ONE (61) NORTH, RANGE TWENTY FOUR (24) WEST, OF THE 5TH PRINCIPAL MERIDIAN, IN GRUNDY COUNTY, MISSOURI, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT 5/8 INCH BAR FOUND AT THE NORTH QUARTER CORNER, OF SAID SECTION SIXTEEN (16) THENCE SOUTH 89 DEGREES 37 MINUTES 41 SECONDS EAST, ALONG THE NORTH LINE, OF SAID SECTION SIXTEEN (16), A DISTANCE OF 160.18 FEET THENCE SOUTH 00 DEGREES 18 MINUTES 35 SECONDS WEST, A DISTANCE OF 61.67 FEET TO A 1/2 INCH BAR AND PLASTIC CAP (PLS 2005000080) SET ON THE SOUTH RIGHT-OF-WAY LINE, OF EAST 28TH STREET (MISSOURI STATE HIGHWAY AA) AND THE POINT OF BEGINNING; THENCE NORTH 86 DEGREES 14 MINUTES 50 SECONDS EAST, ALONG SAID RIGHT-OF-WAY LINE, A DISTANCE OF 274.56 FEET TO A FOUND CONCRETE RIGHT-OF-WAY MONUMENT THENCE SOUTH 47 DEGREES 22 MINUTES 30 SECONDS EAST, CONTINUING ALONG SAID RIGHTOF-WAY LINE, A DISTANCE OF 102.33 FEET TO A SET 1/2 INCH BAR AND PLASTIC CAP (PLS 2005000080); THENCE SOUTH 00 DEGREES 13 MINUTES 41 SECONDS WEST, A DISTANCE OF 80.71 FEET TO BE FOUND 1/2 INCH BAR (PLS 153); THENCE NORTH 89 DEGREES 48 MINUTES 50 SECONDS WEST, A DISTANCE OF 100.11 FEET TO A FOUND 1/2 INCH BAR (PLS 153); THENCE SOUTH 00 DEGREES 10 MINUTES 23 SECONDS WEST, A DISTANCE OF 155.87 FEET TO A FOUND 1/2 INCH BAR (PLS 153): THENCE SOUTH 00 DEGREES 24 MINUTES 08 SECONDS WEST, A DISTANCE OF 79.77 FEET TO BOUND 1/2 INCH BAR (PLS 153); THENCE SOUTH 00 DEGREES 17 MINUTES 43 SECONDS WEST, DISTANCE OF 139.91 FEET TO A FOUND 1/2 INCH BAR (PLS 153); THENCE NORTH 89 DEGREES 54 MINUTES 34 SECONDS WEST, DISTANCE OF 100.06 FEET TO FOUND INCH BAR (PLS 153; THENCE NORTH 00 DEGREES 27 MINUTES 42 SECONDS EAST, A DISTANCE OF 59.96 FEET TO A FOUND 1/2 INCH BAR (PLS 153) THENCE NORTH 89 DEGREES 42 MINUTES 17 SECONDS WEST A DISTANCE OF 149.93 FEET TO A FOUND 1/2 INCH BAR (PLS 153); THENCE NORTH 00 DEGREES 18 MINUTES 35 SECONDS EAST, A DISTANCE OF 446.37 FEET TO THE POINT OF BEGINNING.

33

SCHEDULE 1(g)

LEGAL DESCRIPTION OF NORTH VILLAGE

ALL THAT PORTION OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 25, TOWNSHIP 54 NORTH, RANGE 14 WEST, RANDOLPH COUNTY, MISSOURI, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTH QUARTER CORNER OF SECTION 25, TOWNSHIP 54 NORTH, RANGE 14 WEST, AN 8 INCH X 5 INCH X 3 INCH STONE (FOUND) ACCEPTED AS THE CORNER REESTABLISHED BY SURVEY RECORDED IN SURVEY RECORD BOOK E, PAGE 234, OFFICE OF THE RANDOLPH COUNTY RECORDER; THENCE ALONG THE NORTH LINE OF SAID SECTION 25, SOUTH 88 DEGREES 12 MINUTES 20 SECONDS EAST 1332.7 FEET TO AN 1/2 INCH IRON ROD (FOUND) AT THE NORTHEAST CORNER OF THE WEST HALF OF THE NORTHEAST QUARTER OF SAID SECTION 25, THENCE ALONG THE NORTH-SOUTH QUARTER QUARTER SECTION LINE, SOUTH 1 DEGREE 26 MINUTES 40 SECONDS WEST 2649.4 FEET (2651.9 FEET RECORD) TO A 1/2 INCH IRON ROD (FOUND) AT THE NORTHEAST CORNER OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SAID SECTION 25; THENCE ALONG THE EAST-WEST QUARTER SECTION LINE NORTH 88 DEGREES 08 MINUTES 50 SECONDS WEST 20.0 FEET TO AN 1/2 INCH IRON ROD (FOUND) ON THE WEST RIGHT OF WAY LINE OF SILVA LANE, THENCE ALONG THE WEST RIGHT OF WAY LINE OF SAID SILVA LANE SOUTH 1 DEGREE 26 MINUTES 40 SECONDS WEST 180.8 FEET TO AN 1/2 INCH IRON ROD (SET) AND THE TRUE POINT OF BEGINNING FOR TRACT A, THENCE NORTH 87 DEGREES 15 MINUTES WEST 535.2 FEET TO AN ½ INCH IRON ROD (SET), THENCE SOUTH 0 DEGREES 53 MINUTES 20 SECONDS WEST 759.8 FEET TO AN 1/2 INCH ROD (SET), THENCE NORTH 66 DEGREES 19 MINUTES EAST 582.8 FEET TO AN 1/2 INCH IRON ROD (SET) ON THE WEST LINE OF SILVA LANE, THENCE ALONG THE SAID WEST LINE NORTH 1 DEGREE 26 MINUTES 40 SECONDS EAST 500.1 FEET THE TRUE POINT OF BEGINNING OF TRACT A. EXCEPT THAT PART CONVEYED IN CORRECTIVE WARRANTY DEED RECORDED JULY 29, 2004, IN BOOK 585, PAGE 354.

34

SCHEDULE 1(h)

LEGAL DESCRIPTION OF ST. ELIZABETH

A TRACT OF LAND LYING IN THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE NORTHWEST QUARTER OF SECTION 4, TOWNSHIP 40 NORTH, RANGE 12 WEST OF THE 5TH PRINCIPAL MERIDIAN, MILLER COUNTY, MISSOURI, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A FOUND 3/8 INCH IRON ROD MARKING THE NORTHEAST CORNER OF THE HEREIN DESCRIBED TRACT, WHICH IS LOCATED NORTH 89 DEGREES 15 MINUTES 50 SECONDS WEST A DISTANCE OF 148.50 FEET FROM THE NORTH EAST CORNER OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF NORTHWEST QUARTER OF SAID SECTION 4; THENCE LEAVING THE QUARTER QUARTER SECTION LINE OF SAID SECTION 4, SOUTH 00 DEGREES 50 MINUTES 55 SECONDS WEST A DISTANCE OF 491.78 FEET TO A FOUND 3/8 INCH IRON ROD; THENCE NORTH 89 DEGREES 15 MINUTES 50 SECONDS WEST A DISTANCE OF 395.92 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF SOUTH WALNUT STREET (60 FEET WIDE) ALSO KNOWN AS STATE HIGHWAY 52, FROM WHICH POINT A FOUND 3/8 INCH IRON ROD BEARS NORTH 33 DEGREES 54 MINUTES WEST, 0.66 FEET; THENCE ALONG THE SAID EAST RIGHT OF WAY LINE OF SOUTH WALNUT STREET, NORTH 04 DEGREES 41 MINUTES 00 SECONDS WEST A DISTANCE OF 160.61 FEET TO A SET 1/2 INCH X 18 INCH REBAR WITH PLASTIC CAP STAMPED “MARLER LS. 347-D” (TYPICAL) AT A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 686.18 FEET, AN ARC LENGTH OF 141.30 FEET, AND A CHORD BEARING AND DISTANCE OF NORTH 01 DEGREE 12 MINUTES 57 SECONDS EAST, 141.05 FEET TO A CUT CROSS IN CONCRETE BEING THE SOUTHWEST CORNER OF PROPERTY NOW OR FORMERLY OF BRANDON V. AND KINDRA G. YORK, PER THE DEED RECORDED IN DEED BOOK 2007, PAGE 6470 OF THE MILLER COUNTY LAND RECORDS; THENCE LEAVING THE EAST RIGHT OF WAY LINE OF SOUTH WALNUT, AND ALONG THE SOUTH LINE OF SAID YORK PROPERTY, SOUTH 88 DEGREES 43 MINUTES 40 SECONDS EAST A DISTANCE OF 116.25 FEET TO A CUT CROSS AT THE SOUTHEAST CORNER OF SAID YORK PROPERTY; THENCE NORTH 11 DEGREES 32 MINUTES 31 SECONDS EAST A DISTANCE OF 195.39 FEET TO A SET REBAR IN THE AFORESAID QUARTER QUARTER SECTION LINE; THENCE ALONG SAID QUARTER QUARTER SECTION LINE, SOUTH 89 DEGREES 15 MINUTES 50 SECONDS EAST, A DISTANCE OF 258.00 FEET TO THE POINT OF BEGINNING. AS SURVEYED BY MARLER SURVEYING CO., INC. DURING THE MONTH OF NOVEMBER, 2008.

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SCHEDULE 2

PURCHASE PRICE ALLOCATION

Real Property	Allocation
Bridgewood Health Care Center

Chariton Park Health Care Center

Crestwood Health Care Center

Four Seasons Living Center

Milan Health Care Center

Eastview Manor Care Center

North Village Park

St. Elizabeth Care Center

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SCHEDULE 3

SELLER INFORMATION

Seller will provide the following Due Diligence Materials to the extent that it is within Seller’s possession and control. Items in bolded text are Key Deliverables.

1.	Title Commitment/Policy and any exception documents

2.	Plat of Survey

3.	Latest available Phase I surveys

4.	Current Operator’s list and description of any major repairs (e.g., including but not limited to HVAC, roof, foundation, boiler, piping, plumbing, electrical and/or fire detection/alarm/suppression systems) known and/or reasonably expected/anticipated to be necessary in the twelve (12) months immediately following the projected commencement of the new lease, if applicable.

5.	Copies of zoning reports for each Facility.

6.	A list with a description and cost of any major capital improvements made at any time in the last five (5) years that Seller is aware of. Seller will make reasonable efforts to obtain similar information for any other major improvements from the Current Operator, if applicable.

7.	Copies of the most recent real estate tax bill and all notices of any special taxes and/or assessments or intent to levy any special taxes and/or assessments with respect to each Facility, and copies of all documentation relating to all existing contests of all tax assessments.

8.	The current open survey cycles for each Facility.

9.	Current Operator’s Facility-level financial statements, including but not limited to balance sheets and cash flow statements for the last three (3) years, including but not limited monthly (YTD) financial statements through the most recent month available.

10.	If in Seller’s possession, a list of any pending and/or threatened litigation and/or administrative proceedings/investigations/hearings of any and every nature whatsoever, insured and/or uninsured, including Court and docket number, if applicable, and a brief description of the claims and damages made/asserted/alleged, the defenses asserted and the current status of the matter; whether each said matter is covered by insurance, being handled by an insurer under any reservation of rights, and/or uninsured; and also all consent decrees, settlement agreements, judgments and similar matters (e.g., Corporate Integrity Audits) which mate have a potential impact on the Facility, its operations and/or assets. Seller will make reasonable efforts to obtain the following Due Diligence Materials, if applicable, from the Current Operator to the extent that it is within the Current Operator’s possession and control:

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11.	Current Operator’s floor plan/diagram of each Facility indicating resident room numbers, square footage, bed capacity, types of units, licensure designation and identifying common spaces, and a bed inventory indicating room number, the number of beds in each respective room and the level of care (i.e., skilled or intermediate) of each corresponding bed.

12.	Current Operator’s list of all fixed assets, personal property and; or equipment currently being used at the Facility.

13.	Evidence of compliance with the Americans with Disability Act.

14.	Confirmation of sprinkler fire protection and compliance with Life Safety Code requirements effective as of August 13, 2013

15.	Guarantor’s financial statements

16.	Copies of each Facility’s licenses, permits, certifications and accreditations.

17.	A copy of each Facility’s last (Public Aid) audit, including specifically but not limited to identifying the nature of the audit, the date the audit was conducted, the date it was concluded, the time periods it covered, the result of the audit and any agreements for repayment of any overpayments.

18.	A copy of each Facility’s last Medicare audit, including specifically but not limited to all desk audits and/or field audits, identifying the nature of the audit, the date the audit was conducted, the date it was concluded, the time periods it covered, the result of the audit and any agreements for repayment of any overpayments.

19.	Copies of each Facility’s Medicare and Medicaid Cost Reports for the most recent past three (3) years.

20.	Copies of most recent Medicare and Medicaid Rate Letters.

21.	Copies of all notices of all state, county and municipal law and/or ordinance violations, including but not limited to any zoning, building, fire, health, safety and/or life safety violation.

22.	If any ongoing pending and/or threatened recoupment/recapture/recovery, set-off withholding of any Medicaid and/or Medicare overpayment, and/or underpayment of any State Assessment/Bed Tax exists, a detailed description of and summary of the status of the same, including but not limited any contests, appeals and/or repayment agreements/plans.

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SCHEDULE 15(a)(vii)

SECURITY DEPOSIT

1. A Letter of Credit as defined in the Lease in the amount of $1,907,250.00.

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EXHIBIT A

FORM OF DEED

Space Above for Recorder’s Use Only

DOCUMENT COVER SHEET

TITLE OF DOCUMENT:	Special Warranty Deed

DATE OF DOCUMENT:

GRANTOR(S):
NAME AND MAILING ADDRESS:

GRANTEE(S):
NAME AND MAILING ADDRESS:

LEGAL DESCRIPTION:	See Exhibit “A” for Legal Description

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SPECIAL WARRANTY DEED 1

THIS SPECIAL WARRANTY DEED is made and entered into this ____ day of _______________, 20____, between ___________________, a _________________________ (“Grantor”), having a mailing address of _____________________________________, and _____________________, a ____________________ (“Grantee”), having a mailing address of ______________________________.

WITNESSETH, that the Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, does by these presents BARGAIN AND SELL, CONVEY AND CONFIRM unto Grantee all of Grantor’s right, title and interest in and to the following described real estate, situated in the County of _______________ and State of Missouri, to-wit (the “Property”):

See Exhibit “A” for Legal Description

TOGETHER with all of Grantor’s right, title and interest in the improvements thereon known;

SUBJECT, HOWEVER, to the matters described on Exhibit “B” attached hereto (the “Permitted Exceptions”) and incorporated herein for all purposes.

TO HAVE AND TO HOLD the same, together with all rights and appurtenances to the same belonging, unto the Grantee and Grantee’s heirs, successors and assigns forever.

The Grantor hereby covenanting that Grantor and Grantor’s successors and assigns, shall and will WARRANT AND DEFEND the title to the Property unto the Grantee, and to the heirs, successors and assigns of the Grantee forever against the lawful claims of all persons whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but none other, excepting however, the Permitted Exceptions.

IN WITNESS WHEREOF, the Grantor has hereunto executed these presents the day and year first above written.

GRANTOR:

BY:
NAME:
TITLE:

1 NTD: Subject to approval by Title Company.

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[LIMITED LIABILITY COMPANY] ACKNOWLEDGMENT

STATE OF______________________	)
	)	ss.
COUNTY OF_____________________	)

On this ____ day of ______________, ____, before me appeared _______________________, to me personally known, who being by me duly sworn, did say that he/she is ____________________ of _______________________, a ______________________ [limited liability company], and that said _____________________ acknowledged said instrument to be the free act and deed of said [limited liability company].

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

Notary Public
Printed Name:

My commission expires:

This instrument was prepared by and to be returned to:

_______________________________

_______________________________

_______________________________

_______________________________

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EXHIBIT A

LEGAL DESCRIPTION

[To be inserted.]

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EXHIBIT B

PERMITTED EXCEPTIONS

[To be inserted.]

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EXHIBIT B

FORM OF BILL OF SALE

BILL OF SALE

In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of _____________, 2024 (the “Effective Date”), ____________, a Delaware limited liability company (“Seller”), does hereby sell, transfer and convey to _________________________, a ________________ (“Purchaser”), the Personal Property and the Licenses and Permits (as those terms are defined in that certain Purchase and Sale Agreement by and between Purchaser and Seller dated as of _____________, 2024 (the “Purchase Agreement”).

Purchaser acknowledges that Seller is selling and Purchaser is purchasing such Personal Property and the Licenses and Permits on an “as is with all faults” basis and that except as set forth in the Purchase Agreement, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller or its agents, as to any matters concerning such Personal Property and Licenses and Permits, including, without limitation, any warranties as to title or implied warranties of merchantability or fitness for a particular purpose.

SELLER:

By:
Name:
Title:

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EXHIBIT C

FORM OF TENANT ESTOPPEL

Tenant Estoppel

TO:	[________________________], a Delaware limited liability company (together with its successors and assigns, “Buyer”); and [_______________________], a Delaware limited liability company (“Landlord”)

RE:	Leased Premises known as and located at [__________________________] (the “Property” or “Leased Premises”)

The undersigned, RC TIER Properties, L.L.C., a Missouri limited liability company (Tenant”), does hereby certify to Buyer, Landlord and Lender as follows:

1. Tenant is the tenant under a lease dated September 28, 2018 (the “Lease”) between Landlord and Tenant for the Leased Premises. All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as set forth in Section 1 above. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Property.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on September 28, 2018. The current term of the Lease expires December 31, 2033.

4. The monthly fixed, minimum or basic rent under the Lease is $_____________ and has been paid through the month of ____________________. The Lease is a triple net lease.

5. To the best of Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord or by Tenant under the Lease.

6. The notice address for Tenant is as set forth in the Lease.

7. The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that Buyer is about to purchase the Property and Buyer will rely on this letter in making such acquisition, and Lender will rely on this letter in making a loan or otherwise extending credit to Buyer. The information contained in this letter shall be for your benefit and for the benefit of your successors and assigns.

[remainder of page intentionally blank]

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Dated this ____ day of __________________.

Very truly yours,

RC TIER Properties, L.L.C., a Missouri limited liability company

By:
Name:
Title:

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EXHIBIT D

SELLER DISCLOSURE SCHEDULE

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EXHIBIT E

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of certain premises located at [________________] the undersigned (the “Seller”) hereby certifies the following:

1. The Seller is not a “disregarded entity” as defined in Code Section 1445-2(b)(2)(iii);

2. The Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

3. The Seller’s federal tax identification number is [____________];

4. The Seller’s address is 18191 Von Karman Avenue, Suite 300, Irvine, CA 92612;

5. The Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my actual and current knowledge and belief it is true, correct and complete this ____ day of ______________, 2024.

SELLER:

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EXHIBIT F

FORM OF ASSIGNMENT OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

This Assignment and Assumption of Lease Agreement (this “Assignment”), is made the ______ day of ___________, 20______, (the “Effective Date”) by and between GAHC4 Kansas City MO SNF, LLC, GAHC4 Salisbury MO SNF, LLC, GAHC4 Florissant MO SNF, LLC, GAHC4 Sedalia MO SNF, LLC, GAHC4 Milan MO SNF, LLC, GAHC4 Trenton MO SNF, LLC, GAHC4 Moberly MO SNF, LLC and GAHC4 St. Elizabeth MO SNF, LLC, each a Delaware limited liability company (collectively, “Assignor”) and ___________________, a _____________________________ (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and RC TIER Properties, L.L.C., a Missouri limited liability company (“Master Tenant”) entered into that certain Master Lease dated September 28, 2018 (the “Lease”), whereby Assignor leased to Master Tenant the real estate and improvements more particularly described on Exhibit A attached hereto and made a part hereof (the “Real Estate”);

WHEREAS, the Lease is guaranteed by RC TIER Associates, L.L.C., a Missouri limited liability company, and Reliant Care Management Company, L.L.C., a Missouri limited liability company (collectively, the “Guarantor”) pursuant to that certain Limited Guaranty executed by Guarantor in favor of Assignor (the “Lease Guaranty”);

WHEREAS, this Assignment is given pursuant to that certain Purchase and Sale Agreement dated ________________, 2024 by and between the Assignor and Assignee (the “Purchase Agreement”); and

WHEREAS, as of the Effective Date, Assignor desires to assign its interest as landlord in, to and under the Lease to Assignee and Assignee desires to assume the rights and obligations of Assignor as landlord in, to and under the Lease.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, and other good and valuable consideration provided in connection with the Purchase Agreement, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

1.	Assignor hereby assigns, releases and transfers to Assignee all of Assignor’s right, title and interest, if any, in and to the Lease.

2.	Assignee hereby assumes and agrees to pay, perform and discharge when due the duties and obligations of Assignor under the Lease, which duties and obligations arise and accrue from and after the date hereof.

3.	Assignor makes no representations or warranties of any kind with respect to the Lease assigned herein.

4.	Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the obligations of Assignee under the Lease, to the extent accruing on or after the Effective Date.

5.	This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective transferees, successors and assigns.

6.	This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed under seal and delivered, on the day and year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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EXHIBIT “A”

REAL ESTATE

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